Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Immersion Corporation
San Jose, California
We consent to the incorporation by reference in Registration Statement Nos. 333-175274, 333-157820, 333-150816, 333-145246, 333-219921 and 333-200983 on Form S-8 of our reports dated February 27, 2019, relating to the consolidated financial statements and consolidated financial statement schedule of Immersion Corporation and subsidiaries (the “Company”), (which expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for revenue in fiscal year 2018 due to the adoption of ASC 606), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 27, 2019